UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 27, 2017 (April 21, 2017)

TIVITY HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2017, Tivity Health, Inc. ("the Company") entered into a Revolving Credit and Term Loan Agreement (the "Credit Agreement") with a group of lenders for whom SunTrust Bank acts as administrative agent, which replaced the Company's Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated June 8, 2012 (as amended, the "Prior Credit Agreement").  The Credit Agreement provides the Company with (1) a $100 million revolving credit facility that includes a $25 million sublimit for swingline loans and a $75 million sublimit for letters of credit, (2) a $70 million term loan A facility, (3) a $150 million delayed draw term loan facility, and (4) an uncommitted incremental accordion facility of $100 million.

The Company used the proceeds of the term loan A and cash on hand to refinance existing indebtedness under the Company's Prior Credit Agreement and to pay transaction costs and expenses.  Proceeds of revolving loans and delayed draw term loans may be used to repay outstanding indebtedness (including amounts payable upon or in respect of any conversion of the Company's $150.0 million aggregate principal amount of cash convertible senior notes due 2018, which bear interest at a rate of 1.50% per year, and the repayment of any revolving loans borrowed for such purposes), to finance working capital needs, to finance acquisitions, to finance the repurchase of the Company's capital stock, to finance capital expenditures and for other general corporate purposes of the Company and its subsidiaries.  Delayed draw term loans may not be borrowed after July 2, 2018.

The Company is required to repay outstanding revolving loans in full on April 21, 2022.  The Company is required to repay the term loan A in quarterly principal installments aggregating (1) $875,000 each for the first twelve quarters following the closing, and (2) $1,312,500 each for the remaining quarters prior to maturity on April 21, 2022.  The Company is required to repay the delayed draw term loans in quarterly principal installments calculated as follows: (1) for each of the first twelve quarters following the closing, 1.250% of the aggregate principal amount of the delayed draw term loans funded as of the last day of the immediately preceding quarter; and (2) for each of the remaining quarters prior to maturity on April 21, 2022, 1.875% of the aggregate principal amount of the delayed draw term loans funded as of the last day of the immediately preceding quarter.  At maturity on April 21, 2022, the entire unpaid principal balances of the term loan A and the delayed draw term loans are due and payable.

Borrowings under the Credit Agreement generally bear interest at variable rates based on a margin or spread in excess of either (1) the one-month, two-month, three-month or six-month rate (or with the approval of affected lenders, the twelve-month rate) for Eurodollar deposits ("LIBOR", which may not be less than zero), or (2) the greatest of (a) the SunTrust Bank prime lending rate, (b) the federal funds rate plus 0.50%, and (c) one-month LIBOR plus 1.00% (the "Base Rate"), as selected by the Company.  The LIBOR margin varies between 1.50% and 2.75%, and the Base Rate margin varies between 0.50% and 1.75%, depending on the Company's net leverage ratio.  The Credit Agreement also provides for annual fees ranging between 0.20% and 0.50% of the unused commitments under the revolving credit facility and the delayed draw term loan facility.  Extensions of credit under the Credit Agreement are secured by guarantees from all of the Company's active material subsidiaries and by security interests in substantially all of the Company's and such subsidiaries' assets.

The Credit Agreement contains financial covenants that require the Company to maintain specified ratios or levels of (1) funded debt to EBITDA and (2) fixed charge coverage. The Credit Agreement contains various other affirmative and negative covenants that are typical for financings of this type.  Among other things, the Credit Agreement limits repurchases of the Company's common stock and the amount of dividends that the Company can pay to holders of its common stock.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On April 27, 2017, Tivity Health, Inc. issued a press release announcing earnings results for the first quarter ended March 31, 2017, the text of which is attached hereto as Exhibit 99.1. This information furnished pursuant to this Item 2.02 and Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

     Exhibit 10.1 Revolving Credit and Term Loan Agreement dated April 21, 2017

     Exhibit 99.1 Press Release dated April 27, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIVITY HEALTH, INC.

By:	/s/ Glenn Hargreaves
Name: Glenn Hargreaves
Title: Interim Chief Financial Officer
Date:  April 27, 2017

EXHIBIT INDEX
Exhibit 10.1	Revolving Credit and Term Loan Agreement dated April 21, 2017
Exhibit 99.1	Press Release dated April 27, 2017